Exhibit 99.1

NEWS RELEASE

For Immediate Release

Nord Resources Receives Notice of Overdue Payment
Under Copper Hedge Agreement

  Company receives new notice from Nedbank regarding failure to make payment due on April 6, 2010

  Nord expects to make full payment of the amount owed during the grace period that ends April 28, 2010

TUCSON, AZ, April 9, 2010 - Nord Resources Corporation (TSX:NRD/OTCBB:NRDS.OB), which is ramping up copper mining and processing operations at the Johnson Camp Mine in Arizona, announced today that it received a new notice from Nedbank Capital Limited, similar to prior ones, concerning the company's failure to make the payment of $697,869 that was due on April 6, 2010 under the Copper Hedge Agreement.

Under the agreement, Nord has until April 28, 2010 to make the full payment, failing which an Event of Default would occur. An Event of Default under the Copper Hedge Agreement, if any, would trigger a cross-default under the $25 million secured loan facility with Nedbank Limited, which is secured by the real and personal property of Johnson Camp Mine. In that case, Nedbank would be in a position to pursue any and all remedies under the Copper Hedge Agreement and the Secured Loan Agreement.

"As with the February and March payments, we fully expect to make the April payment required within the grace period from our operating cash flow," said Randy Davenport, the company's interim Chief Executive Officer.

As previously announced, Nord received an exemption from certain shareholder approval requirements under the rules of the Toronto Stock Exchange (TSX) in connection with Nord's $12 million private placement completed in November 2009, on the basis of financial hardship. Reliance on this exemption automatically triggered a TSX listing review to confirm that Nord continues to meet the TSX listing requirements. On March 26, 2010, the company announced that the Continued Listings Committee of the Toronto Stock Exchange has determined to defer its announcement on it listing review decision to no later than April 26, 2010. While Nord believes that it continues to comply with such requirements, it is unclear what impact Nedbank Capital's notice regarding the overdue April 6, 2010 payment will have on the listing review.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. For further information, please visit our website at www.nordresources.com.

Forward-Looking Statements

All statements in this news release, other than those of historical facts, may be considered "forward-looking", including statements regarding our company's expectation that we will be able to pay the balance of the overdue payment under the Copper Hedge Agreement within the 20-day grace period from operating cash flow, copper production targets at the Johnson Camp Mine, and our belief that we will continue to comply with TSX listing requirements. Our expectation that we will be able to pay the balance of the overdue payment under the Copper Hedge Agreement within the 20-day curative period is based primarily on our assumption that our copper production levels will continue to rise as predicted, given the measures that we have taken to address the problems we have encountered in our mining and processing operations, and on our assumption that current input costs and copper prices will remain within current ranges over the relevant period.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market price of copper, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.,
(416) 594-1600 ext. 223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca